UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01.                   Other Events.

On December 8, 2011, the Board of Directors of Scientific Games Corporation (the “Company”) approved an extension of the Company’s existing stock repurchase program to December 31, 2012.  The program, originally announced in May 2010, was due to expire on December 31, 2011.  Under the program, the Company is authorized to repurchase, from time to time through open market purchases or otherwise, shares of its outstanding common stock in an aggregate amount up to $200 million.  As of December 8, 2011, the Company had approximately $173.7 million available for potential repurchases under the program.  Any repurchases would be funded by cash flows from operations, borrowings, or a combination thereof.  A pricing committee of the Board of Directors will determine the share price of any repurchases, and the timing and amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions and other factors.  The program may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: December 8, 2011	By:	/s/ Jeffrey S. Lipkin
		Name:	Jeffrey S. Lipkin
		Title:	Senior Vice President and Chief Financial Officer